Exhibit 5.1
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1600 West End Avenue Suite 800 Nashville, TN 37203-3494 U.S.A (615) 621-6021 www.btlaw.com

December 18, 2025

Walmart Inc.
1 Customer Drive
Bentonville, Arkansas 72716

Re: Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to Walmart Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the following: (i) Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (File No. 333-60329), (ii) Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (File No. 333-128204), (iii) Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-228635), and (iv) Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-275879).

This opinion is rendered for use in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-275879) with respect to the Rollover Shares (as defined below) authorized for issuance under the Walmart Inc. Stock Incentive Plan of 2025 (the “2025 Plan”). The 2025 Plan amended, restated, and renamed the Walmart Inc. Stock Incentive Plan of 2015 (the “2015 Plan”), which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (collectively with the 2025 Plan, the “Plan”).

Pursuant to the terms of the 2025 Plan, the number of shares of the Company’s common stock reserved for delivery under the 2025 Plan is equal to the sum of (a) 135,500,000 shares plus (b) the number of shares remaining available for the grant of new awards under the 2015 Plan (i.e., not subject to outstanding awards) as of June 5, 2025, in each case, subject to adjustment for stock splits, the effects of corporate transactions, and other capitalization events or other events affecting such shares (clause (b), the “Rollover Shares”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the

December 18, 2025

accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Rollover Shares have been duly authorized and, when the Rollover Shares have been issued and sold against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Barnes & Thornburg LLP